                                  Exhibit 4(d)
                            Form of Taxpayer Plus II

WESTERN RESERVE LIFE                                      Administrative Office:
ASSURANCE CO. OF OHIO                                    4333 Edgewood Road N.E.
(A STOCK COMPANY)                                       Cedar Rapids, lowa 52499
Home Office: Columbus, Ohio                                       (800) 553-5957

                         ADDITIONAL DEATH BENEFIT RIDER

We issued this rider as a part of the policy to which it is attached.

This rider will pay an Additional Death Benefit Amount as described below. This Additional Death Benefit, if any, will be paid whenever death proceeds are payable on the base policy to which this rider is attached.

This rider will be considered terminated when the policy is annuitized or surrendered, or an Additional Death Benefit is paid or added to the policy under spousal continuation under the terms of this rider. You may also cancel this benefit at any time by notifying us at our service center. However, if the rider is terminated it can not be re-elected within a year after it was last terminated. Once re-elected, a new rider will be issued and the Additional Death Benefit amount will be re-determined.

Policy Number:                     12345
Rider Date:                        01-10-03
Rider Benefit Percentage:          30.0%
Rider Fee Percentage:              0.55%

DEFINITIONS

Rider Anniversary
The anniversary of the Rider Date for each year the rider remains in force.

Rider Benefit Base
This amount is equal to the Policy Value minus premiums paid after the Rider
Date.

Rider Date
The date that this rider is added to the policy.

Rider Fee

The Rider Fee amount is equal to the Rider Fee Percentage above multiplied by the Policy Value (may be referred to as Annuity Purchase Value in the base policy to which this is attached) on the date the fee is deducted. A Rider Fee is deducted annually on each Rider Anniversary prior to annuitization. We will also deduct this fee upon full surrender of the policy or other termination of the rider. The Rider Fee is deducted even during periods when the Additional Death Benefit rider would not pay any benefit.

ADDITIONAL DEATH BENEFIT AMOUNT
If death proceeds are payable under the terms of the base policy to which this rider is attached, this rider will pay an Additional Death Benefit. If death occurs prior to the fifth Rider Anniversary, the rider will pay an Additional Death Benefit equal to the sum of all Rider Fees paid since the Rider Date. If death occurs on or after the fifth Rider Anniversary, the rider will pay an Additional Death Benefit equal to the Rider Benefit Percentage multiplied by the Rider Benefit Base on the date used to calculate the death proceeds.

SPOUSAL CONTINUATION
If a death occurs and the base policy gives the surviving spouse the right to continue the policy, the surviving spouse has two options:

     1.) Receive the death benefit attributable to this rider as well as the death benefit attributable to the base policy, at which time both rider and base policy would terminate, or

     2.) Continue the policy and receive a one-time Policy Value (may be referred to as Annuity Purchase Value in the base policy to which this is attached) increase equal to the amount of the Additional Death Benefit paid by this rider. At this time the rider would terminate.

If the policy is continued, the spouse would have the option of immediately re-electing the rider if they meet issue requirements at the time the rider is re-elected.

RTP 17 0103

Additional Death Benefit Example:

The Additional Death Benefit rider is added to a new policy opened with $100,000 initial premium. The Rider Benefit is 30% and the Rider Fee is 0.55%. On the first and second Rider Anniversaries, the Policy Value is $110,000 and $95,000 respectively when the Rider Fees are deducted. The client adds $25,000 premium in the third Rider Year. After five years, the Policy Value has grown to $130,000 and Death Proceeds have grown to $150,000.

--------------------------------------------------------------------------------
Additional Death Benefit Example Calculations:
--------------------------------------------------------------------------------
Death Proceeds on Rider Date (= initial Policy Value)                 $  100,000
Additional Death Benefit during 1/st/ Rider Year                      $        0
Rider Fee on first Rider Anniversary
(= Rider Fee * Policy Value = 0.55% * $110,000)                       $      605
Additional Death Benefit during 2/nd/ Rider Year
(= sum of total Rider Fees paid)                                      $      605
Rider Fee on second Rider Anniversary
(= Rider Fee * Policy Value = 0.55% * $95,000)                        $   522.50
Additional Death Benefit during 3/rd/ Rider Year
(= sum of total Rider Fees paid = $605 + $522.50)                     $ 1,127.50
--------------------------------------------------------------------------------
Rider Fees will continue to be deducted each Rider Anniversary.
--------------------------------------------------------------------------------
Rider Benefit Base after 5/th/ Rider Year
(= Policy Value - premiums = $130,000 - $25,000)                      $  105,000
Additional Death Benefit after 5/th/ Rider Year = Rider Benefit
Percentage * Rider Benefit Base = 30% * $105,000                      $   31,500
Total Death Proceeds (= base policy Death Proceeds + Additional
Death Benefit Amount = $150,000 + $31,500)                            $  181,500
--------------------------------------------------------------------------------


                        Signed for us at our home office.


         /s/ William H. Geiger                    /s/ Jerome C. Vahl
               SECRETARY                               PRESIDENT

RTP 17 0103 (2)